Exhibit 23_1

Consent of Paul, Hastings, Janofsky & Walker LLP

In connection with the filing by BioMarin Pharmaceutical Inc. of Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-108972 (the “Registration Statement”) we consent to the inclusion of our opinion of counsel as filed on September 19, 2003 as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in this Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

/S/    PAUL, HASTINGS, JANOFSKY & WALKER LLP

Los Angeles, California

December 5, 2003